99.2(k)(1) Exhibit

ADMINISTRATION, BOOKKEEPING AND
PRICING SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of April 27, 2018, by and between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and each of the funds listed on Appendix C (each a “Fund” and collectively the “Funds”) that are advised by any affiliate of or directly Bluerock Asset Management, LLC (collectively, with its affiliates, “Bluerock”).

All parties to this Agreement acknowledge that additional Funds advised by Bluerock (each a “New Fund”) may be added and become party to this Agreement and governed by its terms (including as they may later be amended), by a written agreement executed only by ALPS and such New Fund, provided that such written amendment only acts to add that New Fund to Appendix C and specifies the fees and/or dates for the effectiveness of the Agreement for such New Fund.

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a closed-end management investment company that will operate as an interval fund;

WHEREAS, each Fund’s investment adviser and is responsible for managing the Fund’s business affairs and providing certain clerical, bookkeeping and other administrative and management services;

WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, the Funds desire to appoint ALPS to perform certain administrative, bookkeeping and pricing services for each Fund, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	ALPS Appointment and Duties.

(a)	The Funds hereby appoint ALPS to provide the administrative, bookkeeping and pricing services set forth in Appendix A hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent a Fund in any way or otherwise be deemed an agent of a Fund. The Funds acknowledge that ALPS does not render legal, tax or investment advice and that ALPS is not a registered broker-dealer.

(b)	ALPS may employ or associate itself with such person(s) or organization(s) as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person(s) or organization(s) shall be paid by and be the sole responsibility of ALPS, and the Funds shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person(s) or organization(s) taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation: Expenses.

(a)	In consideration for the services to be performed hereunder by ALPS, each Fund shall pay ALPS the fees listed in Appendix B hereto attributable to such Fund. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by a Fund and such fees are subject to renegotiation between the parties to the extent such information is determined by ALPS to be materially different from what the Fund originally provided to ALPS. On each anniversary date of the Agreement, unless the parties shall otherwise agree and provided that the services provided under the Agreement remain consistent with those provided in the previous year, the minimum fee reflected in Appendix B is subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

(b)	ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein and in Appendix B. ALPS will not bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Funds or a Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; expenses related to any requests from or as otherwise required by any regulatory body concerning a Fund or a Fund’s investment adviser; taxes; costs of preferred shares; listing expenses; expenses related to assistance with any repurchase offer for purpose of repurchasing Fund shares; transfer agency and custodial expenses; interest; Fund trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of a Fund’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”); fees and expenses upon termination as provided in Section 15(e) hereof.

3.	Right to Receive Advice.

(a)	Advice of a Fund and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from a Fund or, as applicable, a Fund’s investment adviser, custodian or other service providers.

(b)	Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for a Fund, a Fund’s independent trustees, or ALPS, at the option of ALPS).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from a Fund or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide the applicable Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund. Upon request, ALPS will provide the Fund with a copy of such advice of counsel.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and each Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	any error of judgment or mistake of law of ALPS, except when such error or mistake arises from ALPS’ willful misfeasance, bad faith, gross negligence or reckless disregard in its performance of the services for which the Fund has engaged ALPS pursuant to this Agreement as outlined in Item 1 and Appendix A herein; or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(ii)	any actions taken on advice of counsel for a Fund or its investment adviser;

(iii)	losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party;

(iv)	ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS receives from a third party and ALPS reasonably believes to be genuine;

(v)	loss of data or service interruptions caused by equipment failure, provided that ALPS has taken reasonable measures in maintaining the performance required from such equipment; or

(vi)	any other action or omission to act which ALPS takes in connection with the provision of services to the Fund.

(c)	ALPS shall be entitled to rely on information and data provided by third-party service provider(s) (including pricing vendors as directed by the Fund or the Fund’s adviser pursuant to Section 13(b)) to a Fund, the Fund’s adviser, or other authorized representative of such parties without further investigation or verification. ALPS shall have no liability and shall be indemnified by the Fund for any losses or claims with respect to such reliance.

(d)	ALPS shall indemnify and hold harmless each Fund, the Fund’s investment adviser and their respective officers, directors, trustees, agents, and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(e)	Notwithstanding anything in this Agreement to the contrary, neither party (ALPS or any individual Fund) shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(f)	In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party (although the failure to do so shall not prevent recovery by the Indemnified Party) and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5.	Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive and ALPS shall be free to render similar services to others. Each Fund recognizes that, from time to time, directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

6.	Accounts and Records. The accounts and records maintained by ALPS shall be the property of the applicable Fund. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to a Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from that Fund. Each Fund shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of a Fund, copies of any such books and records shall be provided by ALPS to that Fund at the Fund’s expense. ALPS shall assist the Funds, the Funds’ independent auditors, or, upon approval of a Fund, any regulatory body, in any requested review of a Fund’s accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

7.	Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Funds and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Funds. ALPS further agrees that it will not use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the applicable Fund, which approval may be withheld in the sole discretion of that Fund. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by a Fund. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Funds and their current and former shareholders.

8.	Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of a Fund hereunder shall cause a Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment restrictions, policies and procedures adopted by the Funds of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in each Fund’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by any Fund. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to the Funds a certification to such effect no less frequently than annually or as otherwise reasonably requested by a Fund. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by a Fund.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in a Fund’s prospectus(es) and statement(s) of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of each Fund’s investment adviser or sub-advisers, as applicable. ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test each Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”).

The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between ALPS and the Funds. ALPS will report violations, if any, to the applicable Fund and the Fund’s Chief Compliance Officer as promptly as practicable following discovery.

ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The Funds agree and acknowledges that ALPS’ performance of the Portfolio Compliance Testing shall not relieve any Fund or its Adviser of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and ALPS shall not be held liable for any act or omission of a Fund’s adviser or sub-adviser, as applicable, with respect to Portfolio Compliance.

9.	Representations and Warranties of ALPS. ALPS represents and warrants to the Funds that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)	(i) the execution, delivery and performance of this Agreement by ALPS does not breach, violate or cause a default under any agreement, contract or instrument to which ALPS is a party or any judgment, order or decree to which ALPS is subject; (ii) the execution, delivery and performance of this Agreement by ALPS has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by ALPS and the Funds, this Agreement will be a valid and binding obligation of ALPS.

10.	Representations and Warranties of the Fund. Each Fund, individually and collectively, represent and warrant to ALPS that:

(a)	Except as otherwise disclosed in Appendix C, it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an closed-end management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By- laws to enter into and perform this Agreement.

(c)	The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, to the extent that the Fund makes any modifications to its registration statement or adopts any policies which would potentially materially affect the obligations or responsibilities of ALPS hereunder, the Fund shall provide advance written notice to of such action to ALPS.

(e)	The (i) execution, delivery and performance of this Agreement by the Fund does not breach, violate or cause a default under any agreement, contract or instrument to which Fund is a party or any judgment, order or decree to which Fund is subject; (ii) the execution, delivery and performance of this Agreement by Fund has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by ALPS and Fund, this Agreement will be a valid and binding obligation of Fund.

(f)	The Fund officer position(s) filled by ALPS, to the extent applicable, shall be covered by that Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and such Fund shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Fund on substantially the same terms as such coverage is provided for the other persons serving as officers of the Fund after such persons are no longer officers of the Fund; or (iii) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers (but, in any event, for a period of no less than six years). Each Fund shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

(g)	Any Fund’s officer position(s) filled by ALPS are named officer(s) in the Fund’s corporate resolutions and are subject to the provisions of the Fund’s Organizational Documents regarding indemnification of its officers.

11.	Documents. Each Fund has furnished or will furnish, upon request, ALPS with copies of the Fund’s Organizational Documents, advisory agreement, sub-advisory agreement (if applicable), custodian agreement, transfer agency agreement, administration agreement, other service agreements, current prospectus, statement of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Fund. Each Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Funds shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by a Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

12.	Consultation Between the Parties. ALPS and the Funds shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, each Fund shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit a Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

13.	Accountants and Pricing Services.

(a)	Accountants. ALPS shall act as a liaison with each Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and such other audit-related schedules as may be requested by the Fund’s independent public accountants or the Fund with respect to the services provided by ALPS hereunder. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by a Fund.

(b)	Pricing Services. ALPS shall utilize one or more pricing services, as directed by each Fund or its representatives. Each Fund shall identify in writing to ALPS the pricing service(s) to be utilized on behalf of that Fund. For those securities where prices are not provided by the pricing service(s), the Fund shall approve, in good faith, the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to ALPS the resulting price(s). In the event a Fund desires to provide a price that varies from the price provided by the pricing service(s), that Fund shall promptly notify and supply ALPS with the valuation of any such security on each valuation date. All pricing changes made by a Fund will be provided to ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective. ALPS shall maintain appropriate processes to administer its responsibilities under this sub-section.

14.	Business Continuation Plan. ALPS shall maintain in effect a business continuation plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Funds, take commercially reasonable steps to minimize service interruptions. ALPS shall maintain policies and procedures reasonably designed to detect and mitigate the risk of data breaches.

15.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and, shall continue thereafter throughout the period that ends on June 30, 2021 (the “Initial Term”) and as set forth below in Section 15(b). The terms of this Agreement set forth in this Section 15 shall apply to all Funds, including any New Funds thereafter added by amendment of this Agreement (unless such amendment specifically addresses the term or duration of this Agreement).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods (each, a “Renewal Term”) until terminated by a Fund (with respect to itself), or ALPS, with respect to any or all Funds (as specified), upon not less than one hundred twenty (120) days’ written notice prior to the expiration of the then current term. If the Agreement is terminated under this Section 15(b) for some, but not all Funds covered under this Agreement, the Agreement will renew for the Renewal Term for the non-terminated Funds.

(c)	Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, a Fund may terminate this Agreement with respect to itself, for cause immediately at any time, without penalty, without default and without the payment of any liquidated damages. For purposes of this Section 15, “cause” shall mean:

(i)	willful misfeasance, bad faith, gross negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)	in the event ALPS is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused a Fund to violate, in any material respect, any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by a Fund of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Funds’ public filings or otherwise provided to ALPS); or

(iii)	financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)	Without Cause. Following the vote of a majority of a Fund’s Board of Trustees, a Fund may terminate the Agreement without cause by providing (i) 60 days prior written notice of such termination to ALPS and (ii) payment of (on a per Fund basis) an early termination fee to ALPS equal to (i) $100,000 if such termination occurs in year one of the Initial Term; (ii) $75,000 if such termination occurs in year two of the Initial Term; or (iii) $50,000 if such termination occurs in year three of the Initial Term. Further, all other outstanding amounts due from a Fund under this Agreement shall become immediately due and payable to ALPS, including all unpaid fees to be earned by ALPS through the date of termination.

(e)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to a Fund or as otherwise directed by that Fund (at the expense of such Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder. In the event either party gives notice of termination under this Agreement, ALPS will continue to provide the services contemplated hereunder after such non-renewal notice at the contractual rate for up to 120 days, provided that the Fund(s) use(s) all reasonable commercial efforts to appoint such replacement on a timely basis.

(f)	Fees and Expenses Upon Termination. Should either party (ALPS or a Fund) exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the applicable Fund. Additionally, ALPS reserves the right to charge a reasonable fee for its de conversion services in connection to a Fund liquidating or converting to another service provider except in cases where this Agreement is terminated by a Fund with respect to that Fund for cause.

16.	Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Funds without the prior written consent of ALPS, or by ALPS without the prior written consent of the Funds.

17.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

18.	Names. The obligations of the Funds entered into in the name or on behalf thereof by any trustee, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, representatives or agents of a Fund personally, but bind only the property of a Fund, and all persons dealing with a Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

19.	Amendments to this Agreement. Except as otherwise described above relating to the addition of New Funds to this Agreement, this Agreement may only be amended by the parties in writing.

20.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel
Fax: (303) 623-7850

To any Fund:

Bluerock Asset Management, LLC
Attn: Michael Konig , Esq.
712 Fifth Avenue, 9th Floor
New York, NY 10022

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

23.	Severability. Any covenant, provision, agreement or term contained in this Agreement that is prohibited or that is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without in any way invalidating, effecting or impairing the other provisions hereof.

24.	Survival. The provisions of Sections 4, 6, 10(f), 10(g), 15(e), 17, 23 and this Section 24 hereof shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BLUEROCK INSTITUTIONAL MORTGAGE INCOME FUND

By:	/s/ Ramin Kamfar
Name:	Ramin Kamfar
Title:	Chairman of the Board of Trustees

TOTAL INCOME+ REAL ESTATE FUND

By:	/s/ Ramin Kamfar
Name:	Ramin Kamfar
Title:	Chairman of the Board of Trustees

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX A

SERVICES

Applicable to each Fund, except as noted.

Fund Administration

•	Prepare annual and semi-annual financial statements
■	Utilizing templates for standard layout and printing
•	Prepare Forms N-SAR, N-CSR, N-Q and 24f-2
•	Host annual audits
•	Calculate daily SEC standardized total return performance figures
•	Prepare required reports for quarterly Board meetings
•	Monitor expense ratios
•	Maintain budget vs. actual expenses
•	Manage fund invoice approval and bill payment process
•	Assist with placement of Fidelity Bond and E&O insurance
•	Coordinate reporting to outside agencies including Morningstar, etc.

Fund Accounting

•	Calculate daily NAVs
•	Transmit daily NAVs to NASDAQ, Transfer Agent and other third parties
•	Compute yields, expense ratios, portfolio turnover rates, etc.
•	Reconcile cash and investment balances with the Custodian
•	Support preparation of financial statements
•	Prepare and maintain required Fund Accounting records in accordance with the 1940 Act
•	Apply security valuations as directed and determined by the Fund consistent with the Fund’s pricing and valuation policies

Legal Administration

•	Coordinate annual and periodic updates to prospectus and statement of additional information
■	Coordinate standard layout and printing of prospectus
•	Coordinate the preparation and filing of quarterly repurchase offers
•	File Forms N-SAR, N-CSR, N-Q, N-PX and N-23c-3
•	Coordinate EDGARization and filing of SEC documents
•	Prepare, compile and distribute board materials for each Fund’s quarterly board meetings.
•	Attend (telephonically) and prepare minutes for each Fund’s quarterly board meetings. The Funds agree to combine quarterly Board Meetings when appropriate in the Board’s discretion.

Tax Administration

•	Calculate dividend and capital gain distribution rates
•	Prepare ROCSOP and required tax designations for Annual Report
•	Prepare and coordinate filing of income and excise tax returns
■	Audit firm to sign all returns as paid preparer
•	Calculate/monitor book-to-tax differences

•	Provide quarterly Subchapter M compliance monitoring and reporting
•	Provide tax re-allocation data for shareholder 1099 reporting
•	Prepare and distribute 19a-1 filings as required

Compliance Administration

•	Perform daily prospectus & SAI, SEC investment restriction monitoring
•	Provide warning/Alert notification with supporting documentation
•	Provide client access to automated compliance testing platform
•	Create monthly comprehensive compliance summary reporting
•	Calculate section 18 derivative exposure and asset coverage reporting
•	Provide quarterly compliance testing certification to Board of Trustees

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to additional fees as determined by ALPS.

APPENDIX C

Funds Covered Under the Agreement

Fund Name	Fund Type	Effective Date (Date Added to Agreement)
Bluerock Institutional Mortgage Income Fund+	Delaware Trust, Closed- End Interval Fund	[______], 2018
Total Income+ Real Estate Fund+	Delaware Trust, Closed- End Interval Fund	June 4, 2018

+	Funds initially covered by the Agreement.